EXHIBIT 10.10

Amendment to the Terms and Conditions for Worldwide Acceptance

of the American Express Card by Airlines

This Amendment (“Amendment”), effective November 18, 2014 (the “Amendment Effective Date”) by and among Virgin America Inc. (“Carrier”, “you” or “your”), American Express Travel Related Services Company, Inc. (“Amex”, “us”, “our” or “we”), amends the Terms and Conditions for Worldwide Acceptance of the American Express Card by Airlines dated September 1, 2006 (together with all amendments, supplements and addenda thereto, the “Airline Card Service Agreement”). Each capitalized term used but not otherwise defined herein shall have the meaning ascribed to it in the Amendment or the Agreement, as applicable.

W I T N E S S E T H :

WHEREAS, Carrier and Amex wish to amend Section 9 of the Agreement;

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, Amex and Carrier agree as follows:

1. The definition of Reserve from Section 9 of the Agreement shall be deleted and replaced with the following new definition of Reserve:

“Reserve” means a fund established and/or collateral in the possession of or under the control of Amex as security for Carrier’s or any of Carrier’s Affiliated Companies’ obligations to Amex or any of Amex’s Affiliated Companies under this Agreement or any Other Agreement.

2. The following definitions shall be added to Section 9 of the Agreement:

“Consolidated” means, when used with reference to any term, that term as applied to the accounts of Carrier and all of its Subsidiaries, or such of its Subsidiaries as may be specified, consolidated (or combined) as the case may be, in accordance with GAAP and with appropriate deductions for minority interests in Subsidiaries.

“GAAP” means generally accepted accounting principles in the United States of America, consistently applied.

“Gross Exposure” means the sum (without duplication) of the following, determined on a Consolidated basis in accordance with GAAP:

(1)	the full amount of Charges submitted by Carrier for goods and/or services not yet received by Cardmembers, including: (a) the full amount of Charges for unflown tickets for domestic and foreign future Air Transport and Related Services (“Future Liability”), (b) the full amount of Charges for unflown tickets for domestic and foreign Air Transport and Related Services when the itinerary is partially completed or the Related Services are partially delivered (“Stranded Liability”), and (c) the full amount of Charges for unflown Air Transport and Related Services past first scheduled travel date (“Past Liability”);

(2)	The aggregate amount of Discount of Charges, fees, and other payables that are owed to Amex and its Affiliated Companies under this Agreement;

(3)	An amount equal to any outstanding amounts owed by Carrier’s Affiliated Companies to Amex’s Affiliated Companies under any Other Agreement; and

(4)	Upon the occurrence of a Trigger Event, an amount equal to Amex’s good faith estimate of reasonable attorneys’ fees, costs and expenses related to the administration of the Reserve and or other action to protect Amex’s financial exposure or to enforce the terms of this Agreement or any Other Agreement.

“Risk Coverage” means the sum (without duplication) of the following:

(1)	Any funds held by Amex as a Reserve pursuant to Section 9 of this Agreement;

(2)	The face amount of any letter of credit issued in favor of and accepted by Amex as security for the performance of Carrier’s obligations under this Agreement; and

(3)	The aggregate of all Charges submitted but the payment not yet due to Carrier under Carrier’s payment plan (the “Pipeline”).

“Risk Coverage Percentage” means the amount of Risk Coverage, expressed as a percentage of the Gross Exposure.

“Subsidiary” means any corporation, limited liability company, partnership, association or other entity the accounts of which would be Consolidated with those of a party in such party’s respective Consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests are, as of such date, owned, controlled or held by such party or one or more of its respective Subsidiaries.

“Trigger Event” means the occurrence of any of the events set forth in sub-section 9. A.(2)(a)-(j).

3. Sub-section 9.A.(3) shall be deleted in its entirety and replaced with the following new sub-section 9.A.(3) therefore:

“(3) You shall provide us written notice of the existence of a Trigger Event (the “Trigger Notice”) within two (2) business days of such event. Upon the earlier of either the occurrence of a Trigger Event or receipt of the Trigger Notice, and during the continuance of a Trigger Event, we may set a Risk Coverage Percentage, and a Reserve shall be created automatically, and without further action required by us, from amounts otherwise payable by Amex to Carrier’s and Carrier’s Affiliated Companies under the Agreement or the Other Agreements in an amount such that (i) the Risk Coverage, expressed as a percentage of the Gross Exposure, equals (ii) the Risk Coverage Percentage set by Amex. The Risk Coverage Percentage may be subsequently adjusted from time to time by Amex in its sole discretion. In addition, during the continuation of any Trigger Event, Amex may, in its sole discretion, modify the Carrier’s payment plan and/or require that the Reserve be immediately paid by Carrier to Amex in good and available funds. During the continuance of any Trigger Event, Amex shall also have the right to maintain the Reserve until all amounts owed to Amex, Amex’s Affiliated Companies or any other party to the Other Agreements by Carrier, Carrier’s Affiliated Companies and its respective Carrier Affiliate Group under this Agreement and the Other Agreements are repaid. For the avoidance of doubt, the parties acknowledge that Amex’s payment obligations constitute a debt and the Reserve constitutes a deferment of debt owed by Amex to Carrier and, except as advised otherwise by Amex, not the establishment, use or operation of an account in which funds are held for Carrier.

Letter of Credit: Carrier may elect to reduce the amount of funds held by us as a Reserve, in whole or in part, by providing us with, or arranging for the provision to us of, a letter of credit issued by a financial institution and in a form reasonably acceptable to us.

In no event shall the sum of the Reserve, the incremental Pipeline attributable to any change in your payment plan, and any amounts available under any letter of credit provided pursuant to this Section 9 exceed the Gross Exposure. Amex may deduct and withhold from, and recoup and set-off against, as applicable, any Reserve, Pipeline or a letter of credit: (i) any amounts you or any of Carrier’s Affiliated Companies owe us or any of Amex’s Affiliated Companies under the Agreement or any Other Agreement; (ii) any costs incurred by us in connection with the administration of the Reserve, including reasonable attorneys’ fees; and (iii) any reasonable costs incurred by us as a result of your failure to fulfill any material obligations to us, any of Amex’s Affiliated Companies, or to Cardmembers, including reasonable attorneys’ fees.”

4. Sub-section 9.A.(5) is deleted in its entirety.

5. Multiple Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together shall constitute one and the same instrument.

6. Miscellaneous. Unless otherwise defined or modified by this Amendment, all capitalized terms shall be given the meaning ascribed to them in the Agreement. This Amendment shall be governed by and construed under the laws of the State of New York excluding its conflicts of laws rules. Provisions contained in this Amendment shall prevail in case of conflict over the terms of the Agreement.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized officers as of the day and year first above written.

Virgin America Inc.		American Express Travel Related Services Company, Inc.

By:	/s/ Peter D. Hunt	By:	/s/ Michael Capricci

Name:	Peter D. Hunt	Name:	Michael Capricci

Title:	Senior Vice President and Chief Financial Officer	Title:	CCO GMS AXP

Date:	11/18/2014	Date:	11/18/2014